Exhibit 3.3

ARTICLES OF AMENDMENT

OF THE ARTICLES OF INCORPORATION

OF

ARLINGTON ASSET INVESTMENT CORP.

8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock

FIRST: The name of the Corporation is Arlington Asset Investment Corp. (the “Corporation”).

SECOND: Capitalized terms used in these Articles of Amendment and not otherwise defined shall have the meaning given to such term in the Articles of Incorporation.

THIRD: This amendment is adopted to add a new Section 4.5 after Section 4.4 in the Articles of Incorporation to read as follows:

1. Designation and Number. A series of Preferred Stock, classified as the “8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”) is hereby established. The par value of the Series C Preferred Stock is $0.01 per share. The number of authorized shares of the Series C Preferred Stock shall be 2,500,000.

2. Maturity. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series C Preferred Stock or (ii) the Series C Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set apart for payment the funds to redeem the Series C Preferred Stock.

3. Ranking. The Series C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to the all classes or series of Common Stock (as defined in the Articles of Incorporation) and to all classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the Corporation’s 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock (the “Series B Preferred Stock”) and all classes or series of stock of the Corporation with terms specifically providing that such stock ranks on a parity with the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “stock” shall not include debt securities convertible or exchangeable into Common Stock or Preferred Stock.

4. Dividends.

(a) Holders of shares of the Series C Preferred Stock are entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series C Preferred Stock from, and including, the Original Issue Date (as defined below) of the Series C Preferred Stock to, but not including, March 30, 2024 (the “Fixed Rate Period”), will be 8.250% of the $25.00 per share liquidation preference per annum (equivalent to $2.0625 per annum per share). On and after March 30, 2024 (the “Floating Rate Period”), dividends on the Series C Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the Three-Month LIBOR Rate (as defined below) plus a spread of 5.664%. Dividends on the Series C Preferred Stock shall accumulate daily and with respect to any shares of Series C Preferred Stock issued before June 30, 2019 shall be cumulative from, and including, March 12, 2019 (the “Original Issue Date”), or, with respect to any shares of Series C Preferred Stock issued after June 30, 2019, shall be cumulative from the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full, and shall be payable quarterly in arrears on the 30th day of each March, June, September and December beginning June 30, 2019 (each, as may be modified as provided below, a “Dividend Payment Date”). If any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest, additional dividends or sums in lieu of interest will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series C Preferred Stock for the Fixed Rate Period, including dividends payable for any partial Dividend Period (as defined below), will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on or about June 30, 2019 will be in the amount of $0.61875 per share of Series C Preferred Stock). Dividends payable on the Series C Preferred Stock for the Floating Rate Period, including dividends payable for any partial Dividend Period, will be computed based on the actual number of days in a Dividend Period and a 360-day year. Dividends will be payable to holders of record as they appear on the stock records of the Corporation at the close of business on the applicable record date, which will be no fewer than ten days and no more than 35 days prior to the applicable Dividend Payment Date, as shall be fixed by the Board of Directors (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

The term “Three-Month LIBOR Rate” shall be calculated for each Dividend Period and means, on any Dividend Determination Date (as defined below): (i) the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then the Corporation will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the Corporation with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in the Corporation’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally-recognized banks in New York, New York selected by the Corporation, for loans in U.S. dollars to nationally-recognized European banks (as selected by the Corporation), for a period of three months commencing on the first day of such Dividend Period. The rates quoted must be based on an amount that, in the Corporation’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent (as defined below) has not been appointed at such time, we will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London Business Day immediately preceding the first day of such distribution period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Dividend Period in the Floating Rate Period.

Notwithstanding the foregoing, if the Corporation determine on the relevant Dividend Determination Date that the LIBOR base rate has been discontinued, then the Corporation will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may

(without implying a corresponding obligation to do so) also implement changes to the Business Day convention, the definition of Business Day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate it such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with the Corporation, follow the steps specified in the second bullet point in the immediately preceding paragraph in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.

The term “Calculation Agent” shall mean a third party independent financial institution of national standing with experience providing such services, which has been selected by us.

The term “Dividend Determination Date” means the London Business Day (as defined below) immediately preceding the applicable Dividend Period.

The term “Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, the original issue date of the Series C Preferred Stock to, but excluding, June 30, 2019.

The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

(b) No dividends on shares of Series C Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Stock will accumulate (i) whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, (ii) whether or not the Corporation has earnings, (iii) whether or not there are funds legally available for the payment of those dividends, and (iv) whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears, and holders of Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series C Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series C Preferred Stock.

(d) Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, (i) no dividends (other than in shares of Common Stock or in shares of any other class or series of stock of the Corporation ranking junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation) shall be declared or paid or set apart for payment upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, (ii) no other distribution shall be declared or made upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, and (iii) shares of Common Stock and shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock and shares of any other class or series of stock of the Corporation ranking on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent (i) the redemption, purchase or acquisition by the Corporation of shares of any class or series of stock of the Corporation pursuant to Section 4.6, including in order to preserve the Corporation’s qualification as a real estate investment trust, or (ii) the redemption, purchase or acquisition by the Corporation of shares of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and shares of any other classes or series of stock of the Corporation ranking on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, all dividends declared upon the Series C Preferred Stock and all other such shares of stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and all other such shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series C Preferred Stock and all other such shares of stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

(f) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(g) “Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series C Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and such holders of Series C Preferred Stock shall not be entitled to any further payment.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock, Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with the Series C Preferred Stock in the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of Series C Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series C Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(d) No distribution (other than as part of the Corporation’s dissolution), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Virginia Stock Corporation Act with respect to any share of any class or series of the Corporation’s stock, if the Corporation would not be able to pay the Corporation’s debts as they become due in the usual course of business, or if the Corporation’s total assets would be less than the sum of the Corporation’s total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

6. Redemption.

(a) The Series C Preferred Stock is not redeemable prior to March 30, 2024 except as described in this Section 6 and except that, as provided in Section 4.6, the Corporation may purchase or redeem shares of the Series C Preferred Stock prior to that date, including under circumstances where it is necessary to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes.

(b) Optional Redemption Right. On and after March 30, 2024, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest.

(c) Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a) hereof, upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock pursuant to this Section 6, those holders of Series C Preferred Stock whose shares have been called for redemption will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series C Preferred Stock called for redemption.

(d) A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(e) In the event the Corporation elects to redeem Series C Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series C Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (vii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series C Preferred Stock being so called for redemption will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and that each share of Series C Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(f) Holders of shares of Series C Preferred Stock to be redeemed shall surrender the shares of Series C Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Series C Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series C Preferred Stock, those shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and if, as a result of such redemption, any holder of Series C Preferred Stock would own shares of Series C Preferred Stock in excess of the Ownership Limit (as defined in Section 4.6) or violate any other restriction on ownership or transfer of Series C Preferred Stock set forth in Section 4.6, then, except as otherwise provided in Section 4.6, the Corporation will redeem the requisite number of shares of Series C Preferred Stock of such holder such that the holder will not own shares of Series C Preferred Stock in excess of the Ownership Limit or violate any other restriction on ownership or transfer of Series C Preferred Stock set forth in Section 4.6 subsequent to such redemption.

(j) Immediately prior to any redemption of Series C Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.

(k) Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by conversion into or exchange for shares of, or options, warrants, or rights to purchase or subscribe for, Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation or pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of Series C Preferred Stock pursuant to Section 4.6.

(l) Subject to applicable law, the Corporation may purchase shares of Series C Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series C Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued as any class or series of Preferred Stock.

7. Conversion Rights. Shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a) Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series C Preferred Stock that are not called for redemption) to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of the Corporation’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), per share of Series C Preferred Stock (the “Class A Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus (subject to Section 7(p) hereof) the amount of any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series C Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such Dividend Payment Date will be included in this sum) by (y) the Class A Common Stock Price (as defined below); and (ii) 6.0024 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b) The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Class A Common Stock to existing holders of Class A Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Class A Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Class A Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Class A Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Class A Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Class A Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series C Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

(c) The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series C Preferred Stock.

(d) The “Class A Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Class A Common Stock is solely cash, the amount of cash consideration per share of Class A Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Class A Common Stock is other than solely cash (x) the average of the closing sale prices per share of Class A Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Class A Common Stock is then traded, or (y) if Class A Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for Class A Common Stock in the over-the-counter market as reported by OTC Markets Group or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.

(e) In the case of a Change of Control pursuant to which Class A Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series C Preferred Stock will receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Class A Common Stock equal to the Class A Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Class A Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f) If the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Class A Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Class A Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Class A Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g) No fractional shares of Class A Common Stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Class A Common Stock Price used in determining the Class A Common Stock Conversion Consideration for such Change of Control.

(h) Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series C Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series C Preferred Stock to their addresses as they appear on the stock records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Class A Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series C Preferred Stock, holders of Series C Preferred Stock that are subject to such notice of redemption will not be able to convert the shares of Series C Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Stock; (ix) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series C Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series C Preferred Stock may withdraw shares of Series C Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the conversion of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(i) The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website (if any) in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series C Preferred Stock.

(j) To exercise the Change of Control Conversion Right, the holders of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series C Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series C Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of the Series C Preferred Stock.

(k) Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l) Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series C Preferred Stock are held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m) Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of

Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

(n) The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Class A Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o) In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series C Preferred Stock into shares of Class A Common Stock or other property. Notwithstanding any other provision of the Series C Preferred Stock, no holder of Series C Preferred Stock will be entitled to convert such shares of Series C Preferred Stock into shares of Class A Common Stock to the extent that receipt of such shares of Class A Common Stock would cause such holder (or any other person) to violate the applicable restrictions on transfer and ownership of shares of the Corporation’s stock contained in Section 4.6, unless the Corporation provides an exemption from such restrictions to such holder pursuant to Section 4.6.

(p) Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.

8. Voting Rights.

(a) Holders of Series C Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock will be entitled to one vote, except that when shares of the Series B Preferred Stock or any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock, the Series B Preferred Stock and each such other class or series of stock will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b) Whenever dividends on any shares of Series C Preferred Stock are in arrears for six or more full quarterly Dividend Periods, whether or not consecutive, the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, including the Series B Preferred Stock) and the holders of Series C Preferred Stock, voting as a single class with the holders of the Series B Preferred Stock and all other classes or series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and all other classes or series of Preferred Stock the Corporation may issue and upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Corporation until all dividends accumulated on the Series C Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid. In that case, the right of holders of Series C Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series C Preferred Stock shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series C Preferred Stock (voting together as a single class with the Series B Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) pursuant to the voting rights under this Section 8 exceed two. The directors elected by the holders of Series C Preferred Stock and the holders of Series B Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series C Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of Series B Preferred Stock and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.

(c) If, at any time when the voting rights conferred upon the Series C Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series B Preferred Stock, Series C Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable. Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and any class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting as a single class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable).

(d) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and each other class or series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation and upon which like voting rights have been conferred and are exercisable (voting together as a single class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series C Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series C Preferred Stock; and, provided further, that any increase in the amount of the authorized or issued Series C Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on a parity with or junior to the Series C Preferred Stock that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series C Preferred Stock.

(e) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series C Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption pursuant to Section 6 hereof.

(f) Except as expressly stated in this Section 8, the Series C Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series C Preferred Stock shall have exclusive voting rights on any Articles of Incorporation amendment that would alter the contract rights, as expressly set forth in the Articles of Incorporation, of only the Series C Preferred Stock.

(g) Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the Articles of Incorporation would materially and adversely affect the rights, preferences, privileges or voting rights of the Series C Preferred Stock disproportionately relative to other classes or series of Preferred Stock ranking on a parity with the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock (voting as a separate class) shall also be required.

9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, the Corporation will use its best efforts to transmit through the Corporation’s website at http://www.arlingtonasset.com (or other permissible means under the Exchange Act) copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required). The Corporation will use its best efforts to provide such reports on its website within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

10. Restrictions on Transfer and Ownership. The Series C Preferred Stock shall be subject to the restrictions on transfer and ownership set forth in Section 4.6.

11. Record Holders. The Corporation and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12. No Preemptive Rights. No holders of Series C Preferred Stock will, as holders of Series C Preferred Stock, have any preemptive rights to purchase or subscribe for Class A Common Stock or any other security of the Corporation.

FOURTH: This amendment is adopted to add a new Section 4.6 after Section 4.5 in the Articles of Incorporation to read as follows:

1. Definitions. For purposes of this Section 4.6 the following definitions shall apply:

(a) “Beneficial Ownership” shall mean ownership of shares of Series C Preferred Stock by a Person who would be treated as an owner of such shares of Series C Preferred Stock either directly, or indirectly through the application of Section 544 of the Internal Revenue Code of 1986, as amended (the “Code”), as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have correlative meanings.

(b) “Beneficiary” shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Clause 10 of this Section 4.6. No Beneficiary shall be the beneficiary of more than one Trust at any time.

(c) “Board of Directors” shall mean the Board of Directors of the Corporation.

(d) “Closing Price” shall mean on any date:

(i) the last sale price for the stock, as reported on the American Stock Exchange, New York Stock Exchange, Nasdaq, or other principal national securities exchange on which the stock is listed; or

(ii) if no sale takes place on the day, the average of the closing bid and asked prices for the stock, as reported on the American Stock Exchange, New York Stock Exchange, Nasdaq, or other principal national securities exchange on which the stock is listed; or

(iii) if the stock is not listed on any exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in our stock selected by our Board of Directors; or

(iv) in the event that no trading price is available for the stock, the fair market value of the stock, as determined in good faith by our Board of Directors.

(e) “Constructive Ownership” shall mean ownership of shares of Series C Preferred Stock by a Person who would be treated as an owner of such shares of Series C Preferred Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have correlative meanings.

(f) “Disqualified Organization” shall mean (i) the United States, any state or political subdivision thereof, any foreign government, any international organization, and any agency or instrumentality of the foregoing, (ii) any tax-exempt organization (other than a farmers’ cooperative described in Section 521 of the Code) that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and (iii) any rural electrical or telephone cooperative.

(g) “Equity Stock” shall mean Preferred Stock and Common Stock of the Corporation. The term “Equity Stock” shall include all shares of Series C Preferred Stock that are held as Shares-in-Trust in accordance with the provisions of Clause 10 of this Section 4.6.

(h) “Market Price” shall mean, on any date the average of the Closing Price of the Series C Preferred Stock for the five previous consecutive trading days ending on such a date.

(i) “Non-Transfer Event” shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Series C Preferred Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Series C Preferred Stock.

(j) “Ownership Limit” shall mean 9.9% of the number of outstanding shares of any Series C Preferred Stock.

(k) “Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Clause 10 of this Section 4.6.

(l) “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(m) “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Clause 4 of this Section 4.6, would own record title to shares of Series C Preferred Stock.

(n) “Restriction Termination Date” shall mean the first day on which either (i) the Corporation’s election to be taxed as a real estate investment trust (“REIT”) is revoked pursuant to Clause 2 of this Section 4.6 or (ii) the restrictions contained in Clause 3 of this Section 4.6 are removed pursuant to Clause 9 of this Section 4.6.

(o) “Shares-in-Trust” shall mean, for purposes of this Section 4.6, any shares of Series C Preferred Stock designated Shares-in-Trust pursuant to Clause 4 of this Section 4.6.

(p) “Transfer” (as a noun) shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of shares of Series C Preferred Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

(r) “Trust” shall mean any separate trust created pursuant to Clause 4 of this Section 4.6 and administered in accordance with the terms of Clause 10 of this Section 4.6, for the exclusive benefit of any Beneficiary. A separate trust shall be created for each transfer pursuant to Clause 4 of this Section 4.6.

(s) “Trustee” shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

2. REIT Election. The Corporation shall seek to elect and maintain status as a REIT under the Code. It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Directors may revoke the Corporation’s election to be taxed as a REIT upon the affirmative vote of 80% of the members of the Board of Directors. In the absence of such 80% vote, the Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation’s election to be taxed as a REIT without the affirmative vote of two-thirds (2/3) of the voting power of shares of Common Stock entitled to vote on such matter at a special meeting of the shareholders.

3. Restrictions on Transfer.

(a) Except as provided in Clause 8 of this Section 4.6, prior to the Restriction Termination Date, (i) no Person may Beneficially Own or Constructively Own outstanding shares of Series C Preferred Stock in excess of the Ownership Limit and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series C Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Series C Preferred Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Series C Preferred Stock.

(b) Except as provided in Clause 8 of this Section 4.6, prior to the Restriction Termination Date, any Transfer of Series C Preferred Stock that, if effective, would result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially Owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Series C Preferred Stock.

(c) Except as provided in Clause 8 of this Section 4.6, prior to the Restriction Termination Date, any Transfer of shares of Series C Preferred Stock that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Series C Preferred Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Series C Preferred Stock.

(d) Except as provided in Clause 8 of this Section 4.6, prior to the Restriction Termination Date, any Transfer of shares of Series C Preferred Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Series C Preferred Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Series C Preferred Stock.

(e) Except as provided in Clause 8 of this Section 4.6, prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Series C Preferred Stock being Beneficially Owned by a Disqualified Organization shall be void ab initio as to the Transfer of that number of shares of Series C Preferred Stock which otherwise would be Beneficially Owned by the Disqualified Organization, and the intended transferee shall acquire no rights in such shares of Series C Preferred Stock.

4. Transfer to Trust.

(a) If, notwithstanding the other provisions contained in Clauses 1, 3, 4, 6, 7, 8, and 9 of this Section 4.6, at any time prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Ownership Limit, then, (i) except as otherwise provided in Clause 8 or 9 of this Section 4.6, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Series C Preferred Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Series C Preferred Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Ownership Limit, (ii) such number of shares of Series C Preferred Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Clause 10 of this Section 4.6, transferred automatically and by operation of law to a Trust to be held in accordance with Clause 10 of this Section 4.6, and (iii) the Prohibited Owner shall submit such number of shares of Series C Preferred Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

(b) If, notwithstanding the other provisions contained in Clauses 1, 3, 4, 6, 7, 8, and 9 of this Section 4.6, at any time prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event of Series C Preferred Stock that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or (iv) result in shares of Series C Preferred Stock being Beneficially Owned by a Disqualified Organization, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Series C Preferred Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Series C Preferred Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or (D) result in shares of Series C Preferred Stock being Beneficially Owned by a Disqualified Organization, (y) such number of shares of Series C Preferred Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Clause 10 of this Section 4.6 hereof, transferred automatically and by operation of law to a Trust to be held in accordance with that Clause 10, and (z) the Prohibited Owner shall submit such number of shares of Series C Preferred Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

5. Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that a purported Transfer has taken place in violation of Clause 3 of this Section 4.6 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series C Preferred Stock in violation of Clause 3 of this Section 4.6, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such purported Transfer or acquisition, including, but not limited to, refusing to give effect to such purported Transfer on the books of the Corporation or instituting proceedings to enjoin such purported Transfer or acquisition.

6. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Series C Preferred Stock in violation of Clause 3 of this Section 4.6, or any Person who owned shares of Series C Preferred Stock that were transferred to the Trust pursuant to the provisions of Clause 4 of this Section 4.6, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

7. Owners Required to Provide Information. Prior to the Restriction Termination Date:

(a) Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of the Series C Preferred Stock shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Series C Preferred Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and the restrictions set forth in Clause 3 of this Section 4.6.

(b) Each Person who is a Beneficial Owner or Constructive Owner of shares of Series C Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series C Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and the other restrictions set forth in Clause 3 of this Article.

8. Exception. The Ownership Limit shall not apply to the acquisition of shares of Series C Preferred Stock by an underwriter or placement agent that participates in a public or private offering of such shares for a period of 90 days following the purchase by such underwriter or placement agent of such shares provided that the restrictions contained in Clause 3 (a), (b), (c), and (d) of this Section 4.6 will not be violated following the distribution by such underwriter or placement agent of such shares. In addition, the Board of Directors, upon receipt of (i) a ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Corporation will not lose its status as a REIT or (ii) such representations and undertakings as the Board of Directors may deem appropriate in order to conclude that granting an exemption will not cause the Corporation to lose its status as a REIT, may, in its sole discretion, exempt (prospectively or retroactively) a Person from one or more of the restrictions contained in Clause 3(a), (b), (c), and (d) of this Section 4.6, which exemption may, in the sole discretion of the Board of Directors, be subject to such limitations and conditions as the Board of Directors, in its sole discretion, may deem necessary or appropriate.

The Board of Directors may exempt a Disqualified Organization from the restriction contained in Clause 3(e) of this Section 4.6 if either (i) the Disqualified Organization agrees to reimburse the Corporation for any tax it incurs as a result of having such Disqualified Organization as a shareholder and to make the Corporation whole for any tax imposed on the reimbursement payment, (ii) each of the following requirements is met: (A) the record holder of the shares of Series C Preferred Stock Beneficially Owned by the Disqualified Organization is a nominee of such Disqualified Organization, (B) the nominee is not itself a Disqualified Organization, (C) the nominee agrees not to transfer record ownership of such shares of Series C Preferred Stock to a Disqualified Organization, and (D)

the Board of Directors obtains such representations and undertakings from such Disqualified Organization and nominee as are reasonably necessary to ascertain the foregoing, or (iii) the Corporation receives a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that a tax will not be imposed on the Corporation as a result of the exemption.

9. Removal of Ownership Limit. The restrictions contained in Clause 3 of this Section 4.6 will not be removed until, and shall cease to apply when, (i) (a) such restrictions are no longer required in order to qualify as a REIT or to avoid the imposition of a tax on the Corporation and (b) the Board of Directors determines that it is no longer in the best interests of the Corporation to retain such restrictions, or (ii)(a) the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT and (b) the Corporation’s election to be taxed as a REIT is revoked pursuant to Clause 2 of this Section 4.6.

10. Shares-In-Trust.

(a) Trust. Any shares of Series C Preferred Stock transferred to a Trust and designated Shares-in-Trust pursuant to Clause 4 of this Section 4.6 shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of shares of Series C Preferred Stock as Shares-in-Trust, pursuant to Clause 4 of this Section 4.6 shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Series C Preferred Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Series C Preferred Stock. When transferred to a Permitted Transferee in accordance with the provisions of subsection (e) of this Clause 10, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

(b) Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Series C Preferred Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Series C Preferred Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Series C Preferred Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Clause 4 of this Section 4.6, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Series C Preferred Stock, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this subsection (c) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Series C Preferred Stock and which purported Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Series C Preferred Stock and, in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

(d) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Series C Preferred Stock prior to the discovery by the Corporation that the shares of Series C Preferred Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Series C Preferred Stock under Clause 4 of this Section 4.6, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

(e) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee may designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Series C Preferred Stock so acquired as Shares-in-Trust under Clause 4 of this Section 4.6. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this subsection (e), the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Series C Preferred Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to subsection (f) of this Clause 10.

(f) Compensation to Record Holder of Shares of Series C Preferred Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with subsection (e) of this Clause 10 or following the acceptance of the offer to purchase such shares in accordance with subsection (g) of this Clause 10 to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Series C Preferred Stock and which purported Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Series C Preferred Stock, or (b) a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or purported Transfer, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with subsection (e) of this Clause 10. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this subsection (f) shall be distributed to the Beneficiary in accordance with the provisions of subsection (e) of this Clause 10. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition (if any) of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Clause 10, by such Trustee or the Corporation.

(g) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer that resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a purported Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such purported Transfer or Non-Transfer Event pursuant to Clause 6 of this Section 4.6.

11. Remedies Not Limited. Nothing contained in this Section 4.6 shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

12. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 4.6, including any definition contained in Clause 1 of this Section 4.6, the Board of Directors shall have the power to determine the application of the provisions of this Section 4.6 with respect to any situation based on the facts known to it.

13. Legend. Each certificate for shares of Series C Preferred Stock shall bear the following legend:

“The shares of Series C Preferred Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), and for certain other purposes under the Code. No Person may (i) Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of 9.9% of the number of outstanding shares of Series C Preferred Stock, (ii) Beneficially Own shares of Series C Preferred Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own shares of Series C Preferred Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code, (v) Constructively Own shares of Series C Preferred Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or (vi) Beneficially Own shares of Series C Preferred Stock that would result in the shares of Series C Preferred Stock being Beneficially Owned by a Disqualified Organization. Any Person who attempts to Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Series C Preferred Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation’s Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests.”

14. Severability. If any provision of this Section 4.6 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

FIFTH: The Series C Preferred Stock has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Articles of Incorporation. These Articles of Amendment have been approved by the Board of Directors of the Corporation in the manner and vote required by law.

SIXTH: This amendment was duly adopted by the Corporation’s Board of Directors on March 3, 2019. Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act and the authority conferred upon the Board of Directors by the Articles of Incorporation, no shareholder action was required.

SEVENTH: Pursuant to Section 13.1-606 of the VSCA, these Articles of Amendment shall be effective at 5:00 p.m. on March 7, 2019.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer on this 7th day of March, 2019.

ARLINGTON ASSET INVESTMENT CORP.

By:	/s/ J. Rock Tonkel, Jr.
Name:	J. Rock Tonkel, Jr
Title:	President and Chief Executive Officer

[Signature Page to the Series C Articles of Amendment]